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                                                                     EXHIBIT 4.7


                         RESTATED CERTIFICATE OF TRUST
                                       OF
                         EL PASO ENERGY CAPITAL TRUST I

This Restated Certificate of Trust is being executed as of March 17, 1998 for the purposes of restating the Certificate of Trust of El Paso Energy Capital Trust I (the "Trust") which was filed with the Secretary of State of the State of Delaware on December 11, 1997.

The undersigned hereby certifies as follows:

1.       Name.  The name of the business trust is "El Paso Energy Capital Trust
I."

2. Delaware Trustee. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

                         Chase Manhattan Bank Delaware
                         1201 Market Street
                         Wilmington, Delaware 19801

3. Effectiveness. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Restated Certificate of Trust as of the date and year first above written.


                                        THE CHASE MANHATTAN BANK
                                        not in its individual capacity but
                                        solely as a trustee of the Trust

                                        /s/ R. Lorenzen
                                        ------------------------------------
                                        Name: R. Lorenzen
                                        Title: Senior Trust Officer